Exhibit 99.1

NEWS RELEASE

For further information contact:
Kirk J. Meche             Jeffrey M. Favret
Chief Executive Officer        Chief Financial Officer
713.714.6100                 713.714.6100
______________________________________________________________________________

FOR IMMEDIATE RELEASE
Wednesday, December 23, 2015

GULF ISLAND FABRICATION, INC.
ANNOUNCES AGREEMENT TO ACQUIRE LEEVAC SHIPYARDS’ ASSETS

Houston, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today announced that Gulf Island has executed an asset purchase agreement with LEEVAC Shipyards, LLC and its related affiliates (collectively, “LEEVAC”) under which LEEVAC will sell to a Gulf Island subsidiary substantially all of LEEVAC’s assets, including LEEVAC’s leasehold interests at its marine fabrication facilities in Jennings, Louisiana and Lake Charles, Louisiana, and substantially all of LEEVAC’s machinery and equipment. In addition, the transaction would provide approximately $112.0 million of incremental contract backlog. The purchase price is $20.0 million. The potential transaction is subject to a working capital adjustment under which Gulf Island would receive at closing a dollar for dollar reduction for the assumption of certain net liabilities of LEEVAC and settlement payments from sureties on certain ongoing fabrication projects that will be assigned to Gulf Island in the transaction. After taking into account these adjustments, Gulf Island expects to pay a nominal amount of cash at closing and may, in the alternative, receive cash at closing. The potential transaction is subject to certain customary closing conditions and is expected to close at the end of the fourth quarter of 2015 or beginning of the first quarter of 2016.

Kirk Meche, President and Chief Executive Officer of Gulf Island stated that “the acquisition of the LEEVAC assets further diversifies our business, enhances our marine fabrication and maintenance and repair capabilities, and provides our company with facilities in key strategic locations of Lake Charles and Jennings Louisiana.”

PPHB, LP acted as exclusive financial advisor to Gulf Island in the transaction.  Gulf Island was advised on legal matters exclusively by Jones Walker LLP.

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

Cautionary Statements
This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from Gulf Island’s goals or forecasts. These risks and uncertainties include, but are not limited to:  the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement; the inability to complete the transaction due to the failure to satisfy any of the conditions to completion of the transaction; the effect of the announcement of the transaction on Gulf Island’s relationships with its customers, operating results and business generally; the effects of local and national economic, credit and capital market conditions; and other risk factors described in Gulf Island’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.  Gulf Island disclaims any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.